Exhibit 11(a)
Consent of Independent Auditor

Phoenix Capital Group Holdings, LLC
Hermosa Beach, California

We hereby consent to the use in the Offering Circular constituting a part of this Regulation A Offering Statement on Form 1-A of Phoenix Capital Group Holdings, LLC (the “Company”) of our report dated August 26, 2021, with respect to the balance sheets as of December 31, 2020 and 2019, and the related statements of operations, members’ equity, and cash flows for the year ended December 31, 2020 and for the period from April 23, 2019 (inception) through December 31, 2019, and the related notes to the financial statements.

/s/ CHERRY BEKAERT LLP
Ft. Lauderdale, Florida
November 19, 2021